EXHIBIT 99.1

Tenax Therapeutics Announces Continuation of Board Refreshment Program as Three Long-Serving Directors Volunteer to Not Stand for Re-Election at the Upcoming 2021 Annual Meeting of Stockholders

Morrisville, NC – April 7, 2021 – Tenax Therapeutics, Inc. (Nasdaq: TENX), a specialty pharmaceutical company focused on identifying, developing and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need, today announced that Ronald R. Blanck, D.O., Gregory Pepin and Chris A. Rallis have voluntarily agreed to step down from the Board of Directors of Tenax Therapeutics, effective as of the Annual Meeting of Stockholders of Tenax currently scheduled for June 10, 2021, retiring after years of service to the Board.

The retirements of Dr. Blanck and Messrs. Pepin and Rallis from the Board were voluntary decisions as part of a Board refreshment program. This program included the onboarding of four new directors in the first quarter of calendar 2021, as previously announced by Tenax. The Tenax Board will maintain 12 members until the Annual Meeting of Stockholders, which will then be reduced to nine members upon their retirement from the Board.

Dr. Blanck has served on the Tenax Board since 2009 and as Chairman since 2011. Gerald Proehl, who has served on the Tenax Board since April 2014, shall assume role of Chairman upon Dr. Blanck’s retirement from the Board. Mr. Pepin has served as a director since August 2009, and Mr. Rallis has served as a director since 2011.

“We would like to honor and thank Ron, Gregory and Chris for their stellar service to Tenax’s Board, its management and, most importantly, its shareholders. Each of them has contributed their invaluable experience and sound judgment in guiding the company through times of opportunity and challenge. Each has been integral to strategically positioning Tenax for continued success and shareholder value-creation,” said Anthony DiTonno, Chief Executive Officer of Tenax Therapeutics.

“I want to express my deep appreciation for their participation in and willingness to support our board refreshment program,” said Gerald Proehl. “In particular, we appreciate them agreeing to an overlapping time period of service with the new Board members to ensure continuity of strong, independent leadership as we focus on creating shareholder value.” Mr. Proehl continued, “Ron, Chris and Gregory provided important leadership since joining the Tenax board, resulting in a specialty pharmaceutical company with two late clinical stage products that may provide important treatment options for patients with cardiovascular diseases. I speak for the entire Tenax Board in thanking each of them for their dedication and years of service.”

About Tenax Therapeutics
Tenax Therapeutics, Inc., is a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need. The Company has a world-class scientific advisory team including recognized global experts in pulmonary hypertension. The Company owns North American rights to develop and commercialize levosimendan and has recently released topline data regarding their Phase 2 clinical trial for the use of levosimendan in the treatment of Pulmonary Hypertension associated with Heart Failure and preserved Ejection Fraction (PH-HFpEF). Tenax plans to advance a delayed release oral formulation of imatinib, designed to avoid the gastric irritation, into a single pivotal trial pursuant to the 505(b)(2) pathway. For more information, visit www.tenaxthera.com.

About Levosimendan
Levosimendan is a calcium sensitizer that works through a unique triple mechanism of action. It initially was developed for intravenous use in hospitalized patients with acutely decompensated heart failure. It was discovered and developed by Orion Pharma, Orion Corporation of Espoo Finland, and is currently approved in over 60 countries for this indication and not available in the United States. Tenax Therapeutics acquired North American rights to develop and commercialize levosimendan from Phyxius Pharma, Inc.

About Imatinib
Imatinib is an antiproliferative agent developed to target the BCR-ABL tyrosine kinase in patients with chronic myeloid leukemia. The inhibitory effects of imatinib on PDGF receptors and c-KIT suggested that it may be efficacious in PAH. Imatinib reversed experimentally induced pulmonary hypertension and has pulmonary vasodilatory effects in animal models and proapoptotic effects on pulmonary artery smooth muscle cells from patients with idiopathic PAH. In a phase 3 clinical trial imatinib produced significant improvements in exercise capacity, but a high rate of dropouts attributed largely to gastric intolerance prevented regulatory approval.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the Company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to matters beyond the Company’s control that could lead to delays in the clinical study, new product introductions and customer acceptance of these new products; matters beyond the Company’s control that could impact the Company’s continued compliance with Nasdaq listing requirements; the impact of management changes on the Company’s business and unanticipated charges, costs and expenditures not currently contemplated that may occur as a result of management changes; and other risks and uncertainties as described in the Company’s filings with the Securities and Exchange Commission, including in its annual report on Form 10-K filed on March 31, 2021 as well as its other filings with the SEC. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Investor Contact:
John Mullaly
Managing Director
LifeSci Advisors, LLC
C: 617-429-3548
jmullaly@lifesciadvisors.com